Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BERENSON ACQUISITION CORP. I

March 28, 2023

Berenson Acquisition Corp. I, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Berenson Acquisition Corp. I” The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 1, 2021. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 27, 2021 (the “Amended and Restated Certificate”).

2. This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate.

3. This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and the holders of at least sixty-five percent (65%) of the outstanding shares of the common stock of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The text of Section 9.1(b) is hereby amended and restated to read in full as follows:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ option to purchase additional securities) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the Securities and Exchange Commission (the “SEC”) on September 10, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by September 30, 2023 or such earlier date as determined by the Board (the “Termination Date”) and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate (A) to modify the substance or timing of the Corporation’s obligation to allow redemptions in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Berenson SPAC Holdings I, LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

5. The text of Section 9.2(d) is hereby amended and restated to read in full as follows:

(d) In the event that the Corporation has not consummated an initial Business Combination by the Termination Date, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation (net of taxes payable, and less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

6. The text of Section 9.7 is hereby amended and restated to read in full as follows:

9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by the Termination Date or (b) with respect to any other material provisions of this Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay taxes, divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.

IN WITNESS WHEREOF, Berenson Acquisition Corp. I has caused this Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

BERENSON ACQUISITION CORP. I

By:	/s/ Amir Hegazy
Name: Amir Hegazy
Title: Chief Financial Officer